     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 1995

                                                       REGISTRATION NO. 33-59649
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            HOUGHTON MIFFLIN COMPANY
             (Exact name of Registrant as specified in its charter)

                   MASSACHUSETTS                                       04-1456030
           (State or other Jurisdiction                             (I.R.S. Employer
         of Incorporation or Organization)                         Identification No.)

                              222 BERKELEY STREET
                          BOSTON, MASSACHUSETTS 02116
                                 (617) 351-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------
                                 PAUL D. WEAVER
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                            HOUGHTON MIFFLIN COMPANY
                              222 BERKELEY STREET
                          BOSTON, MASSACHUSETTS 02116
                                 (617) 351-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

                 RICHARD A. SODEN                                   LOUIS A. GOODMAN
              GOODWIN, PROCTER & HOAR                     SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                  EXCHANGE PLACE                                    ONE BEACON STREET
            BOSTON, MASSACHUSETTS 02109                        BOSTON, MASSACHUSETTS 02108
                  (617) 570-1000                                     (617) 573-4800

                            ------------------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / 33-

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / 33-

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION
     STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN
     OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE
     ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER,
     SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 25, 1995


                             1,750,000 SAILS(SM*)

                       [HOUGHTON MIFFLIN COMPANY LOGO]


                             % Exchangeable Notes Due 1999
             Stock Appreciation Income Linked Securities (SAILS)SM*

                              ------------------

Houghton Mifflin Company (the "Company") is hereby offering for sale 1,750,000 Stock Appreciation Income Linked Securities (SAILS)SM*, or SAILSSM*. The
 principal amount of each of the SAILS being offered hereby will be $     (the
 closing price of the common stock, par value $.01 per share ("INSO Common
 Stock"), of INSO Corporation ("INSO") on            , 1995, as reported on the
 Nasdaq National Market) (the "Initial Price"). The SAILS will mature on
            , 1999 ("Maturity"), unless previously redeemed by the Company on
  or after           , 1998 (the date of such redemption is referred to herein
  as the "Optional Redemption Date"). Interest on the SAILS, at the rate of
     % of the principal amount per annum, is payable quarterly on           ,
            ,           and                , beginning                , 1995.
   The Company currently owns approximately 39.6% of the outstanding shares of INSO Common Stock. See "INSO Corporation" and "Relationship between the Company and INSO."


At Maturity (including as a result of acceleration or otherwise) or on the Optional Redemption Date, the principal amount of each SAILS will be mandatorily exchanged or redeemed by the Company for a number of shares of INSO Common Stock (or, at the Company's option, cash with an equal value) at
 the Exchange Rate. The SAILS are not redeemable prior to       , 1998. On or
 after       , 1998 until immediately prior to Maturity, on a single occasion, the Company may redeem up to 50% of the outstanding SAILS. The Exchange Rate is equal to, subject to certain adjustments, (a) if the Current Market Price (as defined herein) per share of INSO Common Stock is greater than or equal
  to $      per share of INSO Common Stock,     shares of INSO Common Stock
  per SAILS, (b) if the Current Market Price is less than $      but is
   greater than the Initial Price, a fractional share of INSO Common Stock per SAILS so that the value thereof at the Current Market Price equals the Initial Price and (c) if the Current Market Price is less than or equal to the Initial Price, one share of INSO Common Stock per SAILS. The "Current Market Price" for determining the Exchange Rate at Maturity is the average Closing Price (as defined herein) per share of INSO Common Stock for the 20 Trading Days (as defined herein) immediately prior to
     Maturity and, for determining the Exchange Rate on the Optional Redemption Date, is the lesser of (i) the Closing Price on the second Trading Day preceding notice of redemption or (ii) the average Closing Price per share of INSO Common Stock on the 20 Trading Days immediately prior to the second Trading Day preceding such notice. Accordingly, holders of the SAILS may receive an amount less than the principal amount thereof. The SAILS will be an unsecured obligation of the Company ranking pari passu with all of its other unsecured and unsubordinated indebtedness. As of June 30, 1995, the Company had approximately $100 million of indebtedness ranking pari passu with the SAILS and no secured indebtedness or indebtedness ranking senior to the SAILS. The Indenture (as defined herein) does not limit the Company's ability to incur additional indebtedness or to issue additional debt securities that may be senior to, or rank pari passu with, the SAILS. INSO will have no obligations with respect to the SAILS. There is currently no public market for the SAILS, and the SAILS will not be listed on any national securities exchange. See "Description of the SAILS."


Attached hereto as Appendix A is a prospectus of INSO covering the shares of INSO Common Stock which may be received by a holder of SAILS at Maturity or on the Optional Redemption Date. The INSO prospectus relates to an aggregate of 1,750,000 shares of INSO Common Stock. INSO Common Stock is listed on the
  Nasdaq National Market under the symbol "INSO."

The SAILS are being offered by the Company concurrently with an offering to the public by INSO, pursuant to a separate prospectus, of 500,000 shares of INSO
 Common Stock. After giving effect to such offering by INSO, the shares of INSO Common Stock held by the Company would represent approximately 36.5% of the outstanding shares of INSO Common Stock. Neither offering is conditioned on the closing of the other offering. See "Relationship Between the Company and INSO."

 For a discussion of certain United States federal income tax consequences for holders of SAILS, see "Certain United States
                      Federal Income Tax Considerations."
                               ------------------


FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
           AN INVESTMENT IN THE SAILS, SEE "RISK FACTORS" ON PAGE 5.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
          HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
                    EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                         TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                               Underwriting
                                                          Price to            Discounts and           Proceeds to
                                                         Public(1)             Commissions           Company(1)(2)
                                                    --------------------   --------------------   --------------------
Per SAILS........................................       $                      $                      $
Total(3).........................................       $                      $                      $

(1) Plus accrued interest, if any, from              to the date of delivery.
(2) Before deduction of expenses payable by the Company estimated at $         .
(3) The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 250,000 additional SAILS to cover over-allotments of the SAILS. If the option is
    exercised in full, the total Price to Public will be $         ,
    Underwriting Discounts and Commissions will be $         and Proceeds to
    Company will be $         .
                               ------------------

    The SAILS are offered by the Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the SAILS in book-entry form will be made through the facilities of The Depository
Trust Company on or about              .

CS First Boston                                     Adams, Harkness & Hill, Inc.

             The date of this Prospectus is                , 1995.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SAILS OR INSO COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) AND THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN INSO COMMON STOCK ON THE NASDAQ STOCK MARKET-NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. (SEE "UNDERWRITING.")

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, material filed by the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued under this Prospectus. This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto in accordance with the rules and regulations of the Commission. For further information regarding the Company and the SAILS offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


     INSO has agreed with the Company, so long as the SAILS are outstanding, to furnish to the Trustee (as defined herein) and the Company in sufficient quantity or, at the option of the Company, mail to holders of the SAILS as identified to INSO by the Company, copies of all annual reports and proxy statements provided by INSO to its stockholders generally (the "INSO Reports"). INSO has also agreed to transmit such documents by mail to holders of the SAILS, without cost to holders of the SAILS. The Company will also cause to be available to all holders of record of the SAILS, upon request and without charge, copies of INSO's annual report on Form 10-K, quarterly reports on Form 10-Q and other periodic reports filed with the Commission.


                      DOCUMENTS INCORPORATED BY REFERENCE

     The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1994 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995 are on file with the Commission and are incorporated in this Prospectus by reference and made a part hereof.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the SAILS hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to the principal executive office of Houghton Mifflin Company at 222 Berkeley Street, Boston, Massachusetts 02116,
Attention: Investor Relations Department (telephone: (617) 351-5800).

*Stock Appreciation Income Linked Securities (SAILS) and SAILS are servicemarks of CS First Boston, Inc.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus and the prospectus of INSO relating to the INSO Common Stock attached hereto as Appendix A and by the information incorporated by reference in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised.

                            HOUGHTON MIFFLIN COMPANY

     Houghton Mifflin Company (the "Company") is one of the largest publishers of elementary and high school textbooks in the United States. The Company's operations are reported in two industry segments: (1) textbooks and other educational materials and services for the school and college markets and (2) general publishing, including fiction, nonfiction, children's books and dictionary and reference materials in a variety of formats and media.

                                INSO CORPORATION


     INSO Corporation, formerly InfoSoft International, Inc. ("INSO"), develops and markets software tools for proofing, electronic reference, and information management that improve the productive use of textual information in an electronic environment. INSO markets its products worldwide primarily to original equipment manufacturers ("OEMs") of computer hardware, software and consumer electronics products. Examples of products incorporating INSO's software include Word and Office by Microsoft Corporation; Word Pro, 1-2-3, Notes and Smart Suite by Lotus Development Corporation; Wizard by Sharp Corporation; and office automation software systems marketed by Digital Equipment Corporation and Siemens Nixdorf Informationssysteme AG.



     INSO began to conduct its business in its present form on March 8, 1994, the date of the consummation of the initial public offering of the INSO Common Stock. Prior to that time, INSO had operated as the Software Division of the Company (the "Software Division"). See "INSO Corporation," "Relationship between the Company and INSO" and Appendix A to this Prospectus.


                               THE SAILS OFFERING

SAILS OFFERED.................   1,750,000 SAILS

PRINCIPAL AMOUNT..............   $          per SAILS

MATURITY......................                  , 1999

INTEREST RATE.................     % per annum, payable quarterly in arrears

INTEREST PAYMENT DATES........                  ,                ,
                                                and                , beginning
                                                , 1995

EXCHANGE AT MATURITY..........   At Maturity, the principal amount of each SAILS
                                 will be mandatorily exchanged by the Company
                                 for a number of shares of INSO Common Stock
                                 (or, at the Company's option, cash with an
                                 equal value) at the Exchange Rate. The Exchange
                                 Rate is equal to, subject to certain
                                 adjustments, (a) if the Current Market Price
                                 per share of INSO Common Stock is greater than
                                 or equal to $   per share of INSO Common Stock,
                                 shares of INSO Common Stock per SAILS, (b) if
                                 the Current Market Price is less than
                                 $          but is greater than the Initial
                                 Price, a fractional share of INSO Common Stock per SAILS so that the value thereof at the Current Market Price equals the Initial Price and (c) if the Current Market Price is less than or equal to the Initial

                                 Price, one share of INSO Common Stock per SAILS. Accordingly, holders of the SAILS may receive an amount less than the principal amount thereof. The Current Market Price for determining the Exchange Rate at Maturity is the average Closing Price per share of INSO Common Stock for the 20 Trading Days immediately prior to Maturity.

OPTIONAL REDEMPTION...........   The SAILS are not redeemable prior to
                                                , 1998. On or after
                                                , 1998 until immediately prior
                                 to Maturity, on a single occasion, the Company may redeem up to 50% of the outstanding SAILS.
                                 The Exchange Rate upon any such optional redemption will be the same as the terms of the Exchange Rate at Maturity, except that the "Current Market Price" for determining the Exchange Rate on the Optional Redemption Date will be the lesser of (i) the Closing Price on the second Trading Day preceding notice of redemption or (ii) the average Closing Price per share of INSO Common Stock on the 20
                                 Trading Days immediately prior to the second
                                 Trading Day preceding such notice. Because the terms of the Exchange Rate upon optional redemption will be substantially the same as the terms of the Exchange Rate at Maturity, holders of the SAILS may receive an amount less than the principal amount thereof.

RANKING.......................   The SAILS will be unsecured obligations of the
                                 Company ranking pari passu with all other unsecured and unsubordinated indebtedness of the Company.


PRINCIPAL COVENANTS...........   The Indenture contains a covenant that the
                                 Company will not, nor will it permit any Subsidiary (as defined herein) to issue, assume or guarantee any debt for money borrowed, including but not limited to any Funded Debt
                                 (as defined herein) if such debt is secured by a mortgage, pledge, security interest or lien upon any assets, stock or other indebtedness of the Company, without providing that the SAILS will be secured equally and ratably with (or prior to) such debt. The Indenture also contains a covenant that neither the Company nor any Subsidiary will enter into Sale and Lease-Back Transactions (as defined herein) absent meeting certain requirements. See
                                 "Description of the SAILS -- Certain Covenants of the Company."



USE OF PROCEEDS...............   For general corporate purposes, including
                                 potential acquisitions or joint ventures. See
                                 "Use of Proceeds."

                                  RISK FACTORS

     As described in more detail below, the trading price of the SAILS may vary considerably prior to Maturity (including as a result of acceleration or otherwise) due to, among other things, fluctuations in the price of INSO Common Stock and other events that are difficult to predict and beyond the Company's control.

FLUCTUATION OF PRINCIPAL AMOUNT OF SAILS BASED ON MARKET PRICE OF INSO COMMON STOCK

     The terms of the SAILS differ from those of ordinary debt securities in that the amount that a holder of the SAILS will receive upon mandatory exchange of the principal amount thereof at Maturity or upon redemption is not fixed, but is based on the price of INSO Common Stock as specified in the Exchange Rate. There can be no assurance that such amount receivable by such holder upon exchange will be equal to or greater than the principal amount of the SAILS. If the Current Market Price of INSO Common Stock is less than the Initial Price, such amount receivable upon exchange will be less than the principal amount paid for the SAILS, in which case an investment in the SAILS may result in a loss.


     In addition, the opportunity for equity appreciation afforded by an investment in the SAILS is less than the opportunity for equity appreciation afforded by an investment in INSO Common Stock because the amount receivable by holders of the SAILS upon exchange will only exceed the principal amount of such SAILS if the Current Market Price exceeds the Threshold Appreciation Price (as
defined herein), which represents an appreciation of      % of the Initial
Price. The value of any appreciation of INSO Common Stock between the Initial Price and the Threshold Appreciation Price will be retained by the Company. Therefore, holders of the SAILS will only be entitled to receive upon exchange
     % (the percentage equal to the Initial Price divided by the Threshold Appreciation Price) of any appreciation of the value of INSO Common Stock in excess of the Threshold Appreciation Price. Because the price of INSO Common Stock is subject to market fluctuations, the value of INSO Common Stock (or, at the option of the Company, the amount of cash) received by a holder of SAILS upon exchange at Maturity, determined as described herein, may be more or less than the principal amount of the SAILS. In addition, the Company may redeem, at its option, on a single occasion, up to 50% of the outstanding SAILS on or after
          , 1998 and prior to Maturity. See "Risk Factors -- Redemption at the Company's Option; Optional Redemption Exchange Rate."


     It is impossible to predict whether the price of INSO Common Stock will rise or fall. Trading prices of INSO Common Stock will be influenced by INSO's operational results and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the Nasdaq National Market (on which INSO Common Stock is listed) and the market segment of which INSO is a part. See the INSO prospectus attached hereto as Appendix A for information concerning the operations of INSO and other matters.

     At Maturity or on the Optional Redemption Date, holders of the SAILS will receive shares of INSO Common Stock unless the Company exercises its option to deliver cash in lieu thereof. Such option, if exercised, must be exercised with respect to all shares of INSO Common Stock otherwise deliverable upon exchange of the outstanding SAILS being mandatorily exchanged or redeemed at that time. In addition, the Company may, at its option, deliver cash in lieu of INSO Common Stock to holders of the SAILS in any jurisdiction where delivery of shares of INSO Common Stock would require the registration or qualification of such shares under applicable securities or similar laws or subject the Company to other regulatory requirements.

     Holders of the SAILS will not be entitled to any rights with respect to INSO Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof) until such time, if any, as the Company shall have mandatorily exchanged the SAILS at Maturity or redeemed the SAILS on the Optional Redemption Date, in each case, for shares of INSO Common Stock and the applicable record date, if any, for the exercise of such rights occurs after such date.

     There can be no assurance that INSO will continue to be subject to the reporting requirements of the Exchange Act and distribute the INSO Reports to its stockholders or file reports with the Commission. In the event that INSO ceases to be subject to such reporting requirements and the SAILS continue to be outstanding, pricing information for the SAILS may be more difficult to obtain and the value and liquidity of the SAILS may be adversely affected.

REDEMPTION AT THE COMPANY'S OPTION; OPTIONAL REDEMPTION EXCHANGE RATE


     The Company may redeem, at its option, on a single occasion, up to 50% of
the outstanding SAILS on or after                , 1998 and prior to Maturity
and thereupon deliver to holders of the SAILS in exchange therefor (a) a number of shares of INSO Common Stock (or, at the option of the Company, cash with an equal value) at the Exchange Rate and (b) cash in the amount of accrued and unpaid interest to the date of such redemption. The Current Market Price for purposes of determining the Exchange Rate on the Optional Redemption Date is the lesser of (i) the Closing Price on the INSO Common Stock on the second Trading Day preceding the date on which first occurs either the public announcement of such redemption or the commencement of mailing of a notice of redemption to holders of the SAILS or (ii) the average Closing Price per share of INSO Common Stock on the 20 Trading Days immediately prior to, but not including, the second Trading Day preceding the date of such notice. See "Description of the SAILS -- Current Market Price." Accordingly, the Current Market Price for purposes of determining the Exchange Rate on the Optional Redemption Date may be based on a one-day market price for the INSO Common Stock that is lower than average market prices during such 20 Trading Day period; the Current Market Price may also be lower than the market price of the INSO Common Stock on the Optional Redemption Date.


DILUTION OF INSO COMMON STOCK

     The amount that holders of the SAILS are entitled to receive upon the mandatory exchange thereof at Maturity or redemption on the Optional Redemption Date is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions of INSO that modify its capital structure. See "Description of the SAILS -- Dilution Adjustments." Such amount to be received by such holders upon mandatory exchange at Maturity or redemption on the Optional Redemption Date will not be adjusted for other events, such as offerings of INSO Common Stock for cash or in connection with acquisitions, which may adversely affect the price of INSO Common Stock. Because of the relationship of the amount to be received upon mandatory exchange of the SAILS at Maturity or redemption on the Optional Redemption Date to the price of INSO Common Stock, such other events may also adversely affect the trading price of the SAILS. There can be no assurance that INSO will not make additional offerings of INSO Common Stock or as to the amount of such offerings, if any, or take such other actions in the future.

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET

     It is not possible to predict how the SAILS will trade in the secondary market or whether such market will be liquid or illiquid. There is currently no secondary market for the SAILS. The Underwriters (as defined herein) currently intend, but are not obligated, to make a market in the SAILS. There can be no assurance that a secondary market will develop or, if a secondary market does develop, that it will provide the holders of the SAILS with liquidity of investment or that it will continue for the life of the SAILS. The SAILS will not be listed on any national securities exchange. Accordingly, pricing information for the SAILS may be difficult to obtain, and the liquidity of the SAILS may be adversely affected.

TAX UNCERTAINTIES


     The Indenture requires that any holder subject to U.S. federal income tax include currently in income, for U.S. federal income tax purposes, payments denominated as interest that are made with respect to the SAILS, in accordance with such holder's method of accounting. The Indenture also requires holders to treat the SAILS as a unit consisting of (i) a note, which is a debt obligation with a fixed principal amount unconditionally payable at Maturity or on the Optional Redemption Date equal to the principal amount of the SAILS, and (ii) a forward purchase contract pursuant to which the holder agrees to use the principal payment due on the note to purchase at Maturity or on the Optional Redemption Date the INSO Common Stock that the holder is entitled to receive at that time (subject to the Company's right to deliver cash in lieu of the INSO Common Stock). It is contemplated that, upon a holder's sale or other disposition of the SAILS prior to Maturity or on the Optional Redemption Date, the amount realized will be allocated between the two components of the SAILS on the basis of their then relative fair market values. Because of an absence of authority as to the proper characterization of the SAILS for tax purposes, these tax characterizations and results are uncertain. There is uncertainty with respect to characterization of gain or loss recognized with respect to the SAILS at Maturity or on the Optional Redemption Date as capital gain or loss or ordinary income or loss and, in the event the Company delivers INSO Common Stock at Maturity or on the Optional Redemption Date, uncertainty as to whether gain or loss can be deferred until sale or disposition of such stock. As a result of these uncertainties, the Company has not received an opinion of counsel with respect to the specific tax consequences of any disposition of the SAILS. See "Certain United States Federal Income Tax Considerations."

RISK FACTORS RELATING TO INSO


     Investors in the SAILS should carefully consider the information in the INSO prospectus attached hereto as Appendix A, including the information contained under "Risk Factors." Factors affecting INSO which should be considered include, among others, INSO's reliance on key customers, its dependence on OEMs to market its products and its dependence on its ability to enhance its current products and to develop and introduce new products that keep pace with technological developments.

                                  THE COMPANY

     Houghton Mifflin Company was incorporated in 1908 in Massachusetts as the successor to a partnership formed in 1880. Antecedents of the partnership date back to 1832. The Company's principal business is publishing, and it is one of the largest publishers of elementary and high school textbooks in the United States. The Company's operations are reported in two industry segments: (1) textbooks and other educational materials and services for the school and college markets and (2) general publishing, including fiction, nonfiction, children's books and dictionary and reference materials in a variety of formats and media. Approximately 80% of the Company's net sales for the year ended December 31, 1994 were derived from educational publishing. The Company's quarterly results reflect the seasonality of the educational publishing market and for the year ended December 31, 1994, consistent with prior experience, the second and third calendar quarters accounted for approximately 70% of annual net sales. Seasonal losses are typically reported in the first and fourth quarters.

     Textbooks and Other Educational Materials and Services. The Company maintains a leading market position in the publication of educational materials, including textbooks, materials for measuring achievement and aptitude, clinical/special needs assessment testing products, computer-assisted as well as computer-managed instructional programs on all educational levels, new computer tools and operating systems for the college market and a computer-based career and college guidance information system in versions for both junior and senior high school students. The principal markets in this segment are elementary and secondary schools and two- and four-year colleges.

     General Publishing. The Company publishes trade books of fiction and nonfiction for adults and children, dictionaries and other reference works (including the third edition of The American Heritage Dictionary of the English Language), and a new line of multimedia products for the consumer market, which will include children, reference and adult hobby titles. The principal markets for trade books and reference works in this segment are retail stores.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges of the Company for the periods indicated:

                                                   TWELVE MONTHS
                                                       ENDED
                                                     MARCH 31,         YEARS ENDED DECEMBER 31,
                                                   -------------   --------------------------------
                                                       1995        1994   1993   1992   1991   1990
                                                       ----        ----   ----   ----   ----   ----
    Ratio of Earnings to Fixed Charges(1)........       5.6        9.6    8.1    4.5    5.1    4.3

- ---------------
(1) For purposes of these computations, earnings before fixed charges consist of income before provision for income taxes and fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and interest on capital lease obligations, and the portion of rent expense for each period presented that is deemed by management to be the interest component of such rentals. The Company generally reports a net loss for the first half of the calendar year due to the seasonality of its business; therefore, the Company believes that presentation of ratios for a period other than a full twelve-month period is inappropriate.

                                INSO CORPORATION

     INSO develops and markets software tools for proofing, electronic reference and information management that improve the productive use of textual information in an electronic environment. INSO markets its products worldwide primarily to OEMs of computer hardware, software and consumer electronics products. INSO's products are incorporated into hundreds of applications marketed by more than 350 different OEM licensees, including word processing software, spreadsheets, office automation software systems, software suites, text retrieval software, hand-held personal information managers, document management systems, electronic reference collections and dedicated word processors. Examples of products incorporating INSO's software include Word and Office by Microsoft Corporation; Word Pro, 1-2-3, Notes and SmartSuite by Lotus Development Corporation; Wizard by Sharp Corporation; and office automation software systems marketed by Digital Equipment Corporation and Siemens Nixdorf Informationssysteme AG.


     INSO began to conduct its business in its present form on March 8, 1994, the date of the consummation of the initial public offering of INSO Common Stock. Prior to that time, INSO had operated as the Software Division.


     Attached hereto as Appendix A is a prospectus of INSO covering the shares of INSO Common Stock offered in connection with the SAILS.

                   RELATIONSHIP BETWEEN THE COMPANY AND INSO


     Prior to March 1994, the Company owned 100% of the capital stock of INSO (then known as InfoSoft International, Inc.), which previously had operated as the Software Division. In March 1994, INSO completed an initial public offering of 3,450,000 shares of INSO Common Stock. In connection with the initial public offering, the Company received a cash dividend of $32,860,000 from INSO, and upon completion of such offering, transferred the assets, businesses and employees of the Software Division to INSO. The Company and INSO, in connection with the initial public offering, entered into a services agreement whereby general administrative services are provided by the Company and reimbursed by INSO. The Company and INSO have also entered into various license agreements for the purposes of licensing certain database content from published reference products of the Company's Trade and Reference Division for use in certain of INSO's products. On June 30, 1995, the Company and INSO signed a definitive agreement relating to the purchase by INSO of all rights to the Information Please names, trademarks, copyrights and related assets. Electronic rights to such publication had previously been licensed to INSO. The Company will continue to distribute the Information Please family of books. As of July 20, 1995, the Company owned 2,321,300 shares of INSO Common Stock or approximately 39.6% of the outstanding shares of INSO Common Stock. See "Relationship with Houghton Mifflin" in the INSO prospectus attached hereto as Appendix A. Concurrently with the offering of the SAILS hereby, INSO is offering for sale to the public, pursuant to a separate prospectus of INSO of even date herewith, 500,000 shares of INSO Common Stock (the "INSO Offering"). After giving effect to the INSO Offering, the shares of INSO Common Stock held by the Company would represent approximately 36.5% of the outstanding shares of INSO Common Stock.



     INSO is operated and managed as an independent corporation from the Company; however, pursuant to a formation agreement between the Company and INSO dated January 10, 1994, as amended (the "Formation Agreement"), entered into in connection with the initial public offering, INSO will use its best efforts to cause its board of directors to nominate persons selected by the Company for election as directors of INSO so that two Company nominees will serve on the INSO board of directors (or at least two-sevenths of the board, if the size of the board is increased), so long as the Company holds at least 20% of the outstanding INSO Common Stock. The current INSO board member nominated by the Company is William J. Wisneski. The Company has the right to nominate another person for election as a director of INSO, but has indicated that it does not intend to exercise this right at the present time. The Company is in a position, due to its significant stock holdings and representation on INSO's board of directors, to influence the policies and affairs of INSO and the outcome of corporate actions requiring stockholder approval, including the election of members of INSO's board of directors, the adoption of amendments to INSO's Certificate of Incorporation, as amended, and the approval of mergers and certain sales of INSO's assets. The Company is not required to retain its present holdings of shares of INSO Common Stock in connection with the SAILS or otherwise and may sell some or all of such shares from time to time.

     Pursuant to the Formation Agreement, INSO granted the Company certain registration rights for the registration of any or all shares of INSO Common Stock held by the Company for resale under the Securities Act upon request by the Company and at the Company's expense. Pursuant to the Company's exercise of such rights, INSO is registering 2,000,000 shares of INSO Common Stock, such number equalling the maximum number of shares of INSO Common Stock to be received upon mandatory exchange of the SAILS at Maturity or upon redemption on the Optional Redemption Date (assuming the Underwriters' over-allotment option is exercised in full). INSO and the Company have agreed to share on a pro rata basis certain costs and expenses incurred in connection with (i) the registration of 2,000,000 shares of INSO Common Stock in connection with the offering of the SAILS and (ii) the INSO Offering. Under the terms of the Formation Agreement, INSO will indemnify the Underwriters, the Company, and each person controlling any of them, against certain liabilities, including liabilities under the Securities Act. Pursuant to the Formation Agreement, the Company and INSO agreed to indemnify each other for certain federal and state taxes relating to tax matters up to the time of and including the initial public offering of INSO Common Stock, and the transactions thereby effected. In addition, INSO agreed to indemnify the Company for all liabilities under contracts and agreements assumed by or assigned to INSO. See "Relationship with Houghton Mifflin" in the INSO prospectus attached hereto as Appendix A.

     INSO has no obligation with respect to the SAILS or amounts to be paid to holders thereof, including any obligation to take into consideration for any reason the needs of the Company or of holders of the SAILS. INSO will not receive any of the proceeds of the offering of the SAILS made hereby and is not responsible for the determination of the timing of, prices for or quantities of the SAILS to be issued or the determination or calculation of the amount to be paid upon mandatory exchange at Maturity or redemption on the Optional Redemption Date.

              PRICE RANGE OF INSO COMMON STOCK AND DIVIDEND POLICY

     INSO Common Stock is listed on the Nasdaq National Market under the symbol "INSO." The following table sets forth the high and low sales prices of INSO Common Stock for the calendar periods listed below as reported on the Nasdaq National Market. As of March 15, 1995, there were 462 holders of record of INSO Common Stock. The number of record holders may not be representative of the number of beneficial holders since many shares are held by depositaries, brokers or other nominees.

                                                                          HIGH       LOW
                                                                         ------     ------
    1994
      First Quarter (from March 1, 1994)...............................  $24.50     $17.13
      Second Quarter...................................................   25.75      17.25
      Third Quarter....................................................   29.00      21.00
      Fourth Quarter...................................................   35.75      27.50
    1995
      First Quarter....................................................   51.75      33.06
      Second Quarter (through June 29, 1995)...........................   65.00      48.25

     On June 29, 1995, the per share closing price of INSO Common Stock as reported on the Nasdaq National Market was $59 1/2. INSO has paid no dividends on its Common Stock since its formation and has stated that it has no present plans to do so. See "Price Range of Common Stock and Dividend Policy" in the INSO prospectus attached hereto as Appendix A.

     The Company makes no representation as to the amount of dividends, if any, that INSO will pay in the future. In any event, holders of the SAILS will not be entitled to receive any dividends that may be payable on INSO Common Stock until such time as the Company, if it so elects, delivers INSO Common Stock at Maturity or on the Optional Redemption Date of the SAILS. See "Description of the SAILS."

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the SAILS offered hereby, after deducting underwriting discounts and commissions and
estimated expenses payable by the Company, are estimated to be $     million
($          million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds for general corporate purposes, including potential acquisitions or joint ventures. The Company periodically engages in negotiations or discussions with third parties relating to potential acquisitions or joint ventures. The Company is currently negotiating with various parties with respect to a possible joint venture relating to educational software for the home learning market.

                                 CAPITALIZATION

     The following table sets forth the historical consolidated capitalization of the Company at March 31, 1995, and as adjusted to give effect to (i) the sale
by the Company of the SAILS offered hereby at an Initial Price of $          per
SAILS (assuming no exercise of the Underwriters' over-allotment option) and (ii) the estimated expenses payable by the Company related to this offering.

                                                                        MARCH 31, 1995
                                                                   -------------------------
                                                                    ACTUAL      AS ADJUSTED
                                                                   --------     ------------
                                                                        (IN THOUSANDS)
    Cash and marketable securities...............................  $ 12,137       $
                                                                   ========      =========
    Short-term debt..............................................  $     --       $     --
    Long-term debt:
      7 1/8% Notes due 2004......................................    99,460         99,460
         % Exchangeable Notes due 1999...........................        --
                                                                   --------     ------------
         Total debt..............................................    99,460         99,460
    Stockholders' equity.........................................   222,989        222,989
                                                                   --------     ------------
         Total capitalization....................................  $322,449       $
                                                                   ========      =========


                   RECENT DEVELOPMENTS CONCERNING THE COMPANY



     The Company reported net sales for the second quarter ended June 30, 1995 of $104.7 million, down 10.7% from last year's second quarter. Including special charges, the net loss for the quarter was $5.1 million, or $.37 per share. Special charges of $7 million, or $.31 per share, were recorded in the second quarter, relating to the Company's decision to improve services and reduce costs by outsourcing its warehouse and distribution operations. The charges include severance and transition expenses for facilities located in Burlington, Massachusetts and Geneva, Illinois. The Company intends to sell one or both of these facilities soon to offset these special charges. The net loss before special charges was $.8 million, or $.06 per share, compared with net income of $8.7 million, or $.63 per share, reported in the second quarter of 1994.



     For the six months ended June 30, 1995, the Company's net sales were $155.2 million compared with $166.5 million reported in the first six months of 1994. The six-month seasonal net loss for 1995, including special charges, was $23.6 million, or $1.71 per share. Excluding special charges, the seasonal net loss was $19.4 million, or $1.40 per share. This compared with a net loss of $6.9 million, or $.50 per share, in the first six months of 1994 before special charges and an extraordinary loss.

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth selected financial information for the Company for, and at the end of, the three-month periods ended March 31, 1995 and 1994 and each of the years in the three-year period ended December 31, 1994. The selected financial information for the three years ended December 31, 1994 has been derived from the Company's consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The selected financial information for the three-month periods ended March 31, 1995 and 1994 is derived from unaudited financial statements. The unaudited financial statements, in the opinion of the Company's management, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. Financial information for the interim periods presented is not necessarily indicative of financial information to be anticipated for the full year. The information should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference herein.

                                                 THREE MONTHS ENDED
                                                      MARCH 31,                YEARS ENDED DECEMBER 31,
                                                  -----------------         ------------------------------
                                                  1995         1994         1994         1993         1992
                                                  ----         ----         ----         ----         ----
                                                      (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.....................................  $ 50,505     $ 49,388     $483,076     $462,969     $454,706
Costs and expenses
  Cost of sales...............................    39,881       37,866      230,674      227,969      220,278
  Selling and administrative..................    40,094       37,098      192,425      173,070      190,118
  Special charges.............................        --        6,513        6,513       10,560           --
                                                --------     --------     --------     --------     --------
                                                  79,975       81,477      429,612      411,599      410,396
                                                --------     --------     --------     --------     --------
Operating income (loss).......................   (29,470)     (32,089)      53,464       51,370       44,310
Other income (expense)
  Gain on sale of interest in Software
     Division.................................        --       36,212       36,212           --           --
  Equity in earnings of INSO Corporation......       621          249        1,973           --           --
  Loss on disposition of foreign publishing
     operations...............................        --           --           --           --      (13,527)
  Net interest expense........................    (1,531)        (552)      (6,509)      (2,347)      (2,339)
                                                --------     --------     --------     --------     --------
                                                    (910)      35,909       31,676       (2,347)     (15,866)
                                                --------     --------     --------     --------     --------
Income (loss) before taxes, extraordinary
  item, and cumulative effect of accounting
  changes.....................................   (30,380)       3,820       85,140       49,023       28,444
Taxes on income (loss) before extraordinary
  item and cumulative effect of accounting
  changes.....................................   (11,848)         610       32,710       17,650        9,373
                                                --------     --------     --------     --------     --------
Income (loss) before extraordinary item and
  cumulative effect of accounting changes.....   (18,532)       3,210       52,430       31,373       19,071
                                                --------     --------     --------     --------     --------
Extraordinary item, net of taxes
  Loss on early extinguishment of debt........        --       (1,239)      (1,239)      (1,002)          --
Cumulative effect of accounting changes, net
  of taxes
  Postretirement healthcare benefits..........        --           --           --           --      (13,357)
  Income taxes................................        --           --           --           --       (1,300)
                                                --------     --------     --------     --------     --------
Net income (loss).............................  $(18,532)    $  1,971     $ 51,191     $ 30,371     $  4,414
                                                ========     ========     ========     ========     ========
Net income per share of common stock..........  $  (1.34)    $   0.14     $   3.70     $   2.20     $   0.31
Dividends paid per share......................     0.225        0.215         0.87         0.83         0.79

BALANCE SHEET DATA:
Cash and marketable securities................  $ 12,137     $ 32,188     $ 47,193     $ 84,956     $ 68,635
Working capital...............................   118,284       94,524      145,391      156,186      149,837
Total assets..................................   447,454      464,139      497,266      398,086      371,421
Total debt, including commercial paper........    99,460      127,650       99,445       52,998       54,653
Stockholders' equity..........................   222,989      222,067      244,473      224,082      199,839

                            DESCRIPTION OF THE SAILS


     The SAILS are a series of Debt Securities (as defined below) to be issued under an indenture dated as of March 15, 1994, between the Company and The First National Bank of Boston, as trustee (the "Trustee"), as supplemented by a First
Supplemental Indenture dated as of July   , 1995 between the Company and the
Trustee (as supplemented from time to time, the "Indenture"). All references herein to "Debt Securities" shall refer to debt securities issued under the Indenture. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. All article and section references appearing herein are to articles and sections of the Indenture, and all capitalized terms not otherwise defined have the meanings specified in the Indenture.


GENERAL

     The SAILS will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Indenture does not limit the amount of Debt Securities which may be issued thereunder. (sec.301) The aggregate number of SAILS to be issued will be 1,750,000, plus such additional number of SAILS (up to 250,000) as may be issued pursuant to the over-allotment option granted by the Company to the Underwriters. See
"Underwriting." The SAILS will mature on                , 1999, unless
previously redeemed by the Company. See "Description of the SAILS -- Optional Redemption" below.

     Each SAILS, which will be issued with a principal amount of $          ,
will bear interest at the annual rate of      % of the principal amount per
annum (or $          per annum) from               , 1995, or from the most
recent Interest Payment Date (as defined below) to which interest has been paid or provided for, until the principal amount thereof is mandatorily exchanged at Maturity or redeemed on the Optional Redemption Date pursuant to the terms of the SAILS (or the cash option of the Company described below is exercised).
Interest on the SAILS will be payable quarterly in arrears on             ,
            ,             and             , commencing             , 1995 (each
an "Interest Payment Date"), to the persons in whose names the SAILS are registered at the close of business on the last day of the calendar month immediately preceding such Interest Payment Date. Interest on the SAILS will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

MANDATORY EXCHANGE

     Unless previously redeemed, as described under "Description of the
SAILS -- Optional Redemption" below, at Maturity (including as a result of acceleration or otherwise), the principal amount of each SAILS will be mandatorily exchanged by the Company for a number of shares of INSO Common Stock (or, at the option of the Company, cash with an equal value) at the Exchange Rate, and, accordingly, holders of the SAILS may receive an amount less than the principal amount thereof. The "Exchange Rate" is equal to, subject to adjustment as a result of certain dilution events (see "Description of the
SAILS -- Dilution Adjustments" below), (a) if the Current Market Price (as defined below) per share of INSO Common Stock is greater than or equal to
$          per share of INSO Common Stock (the "Threshold Appreciation Price"),
          shares of INSO Common Stock per SAILS, (b) if the Current Market Price is less than the Threshold Appreciation Price but is greater than the Initial Price, a fractional share of INSO Common Stock per SAILS so that the value thereof (determined at the Current Market Price) is equal to the Initial Price and (c) if the Current Market Price is less than or equal to the Initial Price, one share of INSO Common Stock per SAILS. No fractional shares of INSO Common Stock will be issued at Maturity as provided under "Description of the
SAILS -- Fractional Shares" below. Such mandatory exchange shall be subject to the right of the Company to redeem up to 50% of the Outstanding SAILS, on a
single occasion, on or after           , 1998, and before Maturity as described
under "Description of the SAILS -- Optional Redemption" below. Notwithstanding the foregoing, the Company may, at its option in lieu of delivering shares of INSO Common Stock, deliver cash in an amount equal to the value of such number of shares of INSO Common Stock at the Current Market Price. In addition, the Company may, at its option, deliver cash in lieu of INSO Common Stock to holders of the SAILS in any jurisdiction where delivery of shares of INSO Common Stock would require registration or qualification of such shares under applicable securities or similar laws or subject the Company to other regulatory requirements in connection with such
delivery. On or prior to             , 1999, the Company will notify the
Depositary (as defined below) and the Trustee and publish a notice in a daily newspaper of national circulation stating whether the principal amount of each SAILS will be exchanged for shares of INSO Common Stock or cash. (sec. 1304) If the Company elects to deliver shares of INSO Common Stock, holders of the SAILS will be responsible for the payment of any and all brokerage costs upon the subsequent sale of such stock.

OPTIONAL REDEMPTION

     The SAILS are not redeemable by the Company before           , 1998. On or
after that date until immediately before Maturity, the Company will have the right to redeem up to 50% of the Outstanding SAILS. The Company shall have the right to redeem such SAILS on a single occasion prior to Maturity. Upon such redemption, the Company will deliver to the holder thereof in exchange for each of the SAILS so redeemed, (i) a number of shares of INSO Common Stock (or, at the option of the Company, cash with an equal value) at the Exchange Rate and
(ii) cash in the amount of accrued and unpaid interest to the Optional Redemption Date. Accordingly, upon such redemption, holders of the SAILS may receive an amount less than the principal amount thereof. In addition, the Company may, at its option, deliver cash in lieu of INSO Common Stock to holders of the SAILS in any jurisdiction where delivery of shares of INSO Common Stock would require registration or qualification of such shares under applicable securities or similar laws or subject the Company to other regulatory requirements.

     If any of the Outstanding SAILS are to be called for redemption, the SAILS so called will be selected by the Company by lot or pro rata (as nearly as may be) or by any other method determined by the Trustee to be fair and appropriate. (sec. 1103)

     The Company will provide notice of such redemption of the SAILS to holders of record of the SAILS to be called for redemption not less than 30 nor more than 60 days before the date fixed for redemption. Accordingly, the earliest
notice date for any call for redemption of the SAILS will be           , 1998.
(sec. 1104) Any such notice will be provided by mail, sent to the holders of record of the SAILS to be redeemed at each such holder's address as it appears in the Security Register, first class postage prepaid; provided, however, that failure to give such notice or any defect therein will not affect the validity of the redemption of any of the SAILS except those held by the holder to whom the Company has failed to give such notice or whose notice was defective. (sec.
106) On and after the redemption date, all rights of the holders of the SAILS called for redemption will terminate except the right to receive for each SAILS redeemed, a number of shares of INSO Common Stock (or, at the Company's option, cash with an equal value) (unless the Company defaults on such exchange or payment). In addition, on or prior to seven Business Days preceding the Optional Redemption Date, the Company will notify the Depositary and the Trustee and publish a notice in a daily newspaper of national circulation stating whether the principal amount of each SAILS to be redeemed will be exchanged for shares of INSO Common Stock or cash. (sec. 1304)

     Each holder of the SAILS called for redemption must surrender the certificates evidencing such SAILS to the Company at the place designated in the notice of redemption and will thereupon be entitled to receive certificates for shares of INSO Common Stock (or, at the option of the Company, cash with an equal value). No fractional shares of INSO Common Stock will be issued on the Optional Redemption Date as provided under "Description of the SAILS -- Fractional Shares" below.

CURRENT MARKET PRICE

     The "Current Market Price" for purposes of determining the Exchange Rate at Maturity shall be the average Closing Price (as defined below) per share of INSO Common Stock on the 20 Trading Days (as defined below) immediately prior to, but not including, Maturity. The "Current Market Price" for purposes of determining the Exchange Rate on the Optional Redemption Date shall be the lesser of (i) the Closing Price on the second Trading Day preceding the Notice Date (as defined below) or, if such day is not a Trading Day, on the last Trading Day immediately prior to such day and (ii) the average Closing Price per share of INSO Common Stock on the 20 Trading Days immediately prior to, but not including, the second Trading Day preceding the Notice Date. The "Notice Date" in connection with the optional redemption of the SAILS is defined as the date on which first occurs either the public announcement of such redemption or the commencement of mailing of a notice of redemption to the holders of the SAILS. The "Closing Price" of any security on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security on the Nasdaq National Market on such date or, if such security is not listed on the Nasdaq National Market on any such date, as reported by the principal United States securities exchange on which such security is so traded, or if such security is not so traded on a United States national or regional securities exchange, as reported by The Nasdaq Stock Market, Inc., or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company. A "Trading Day" is defined as any day that is not a Saturday, Sunday or a day on which the Nasdaq National Market is closed or banking institutions or trust companies in the City of New York or the City of Boston are authorized or obligated by law or executive order to close and on which the security the Closing Price of which is being determined (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security. (sec. 1301)


     For illustrative purposes only, the following chart shows the number of shares of INSO Common Stock or the amount of cash that a holder of the SAILS would receive for each SAILS at various Current Market Prices. The table assumes that there will be no adjustments to the Exchange Rate described under "Description of the SAILS -- Dilution Adjustments" below. There can be no assurance that the Current Market Price will be within the range set forth
below. Given the Initial Price of $          per SAILS and the Threshold
Appreciation Price of $          , a SAILS holder would receive at Maturity the
following number of shares of INSO Common Stock or amount of cash (if the Company elects to pay the SAILS in cash):

        CURRENT               NUMBER OF
      MARKET PRICE            SHARES OF
        OF INSO                  INSO                  AMOUNT
      COMMON STOCK           COMMON STOCK             OF CASH
      ------------           ------------           ------------
      $                                             $


OTHER TERMS AND PROVISIONS

     Interest on the SAILS will be payable, and delivery of INSO Common Stock (or, at the Company's option, cash with an equal value) in exchange for the SAILS at Maturity or on the Optional Redemption Date will be made upon surrender of such SAILS, at the office or agency of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. (sec. 1002) Payment of any installment of interest on the SAILS will be made to the Person in whose name such SAILS is registered at the close of business on the Regular Record Date for such interest. (sec. 307)

     All moneys paid by the Company to a Paying Agent for the payment of principal of or interest on any SAILS that remains unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company and the holder of such SAILS will thereafter look only to the Company for payment thereof. (sec. 1003)

     The SAILS will be transferable at any time or from time to time at the aforementioned office. No service charge will be made to the holder of the SAILS for any such transfer except for any tax or governmental charge incidental thereto. (sec. 305)


     INSO has agreed with the Company, so long as the SAILS are Outstanding, to furnish to the Trustee and the Company in sufficient quantity or, at the option of the Company, mail to holders of the SAILS as identified to INSO by the Company, copies of all INSO Reports. INSO shall transmit the INSO Reports by mail to holders of the SAILS, without cost to such holders of the SAILS. The Company will also cause to be available to all holders of record of the SAILS, upon request and without charge, copies of INSO's annual report on Form 10-K, quarterly reports on Form 10-Q and other periodic reports filed with the Commission. There can be no assurance that INSO will continue to be subject to the reporting requirements of the Exchange Act and distribute the INSO Reports to its stockholders or file reports with the Commission. In the event that INSO ceases to be subject to such reporting requirements and the SAILS continue to be outstanding, pricing information for the SAILS may be more difficult to obtain and the liquidity of the SAILS may be adversely affected.


     The Indenture does not contain any restriction on the ability of the Company to sell or otherwise convey all or any portion of INSO Common Stock held by it, and no such shares of INSO Common Stock will be pledged or held otherwise in escrow for use at Maturity or on the Optional Redemption Date of the SAILS. Consequently, in the event of a bankruptcy, insolvency or liquidation of the Company, INSO Common Stock, if any, owned by the Company will be subject to the claims of the creditors of the Company. In addition, as described herein, the Company will have the option, exercisable in its sole discretion, to satisfy its obligations pursuant to the mandatory exchange or redemption for the principal amount of each SAILS at Maturity or on the Optional Redemption Date by delivering to holders of the SAILS either the specified number of shares of INSO Common Stock or cash in an amount equal to the value of such number of shares at the Current Market Price. In the event of a sale or conveyance by the Company of its shares of INSO Common Stock, a holder of the SAILS may be more likely to receive cash in lieu of INSO Common Stock. As a result, there can be no assurance that the Company will elect at Maturity or on the Optional Redemption Date to deliver INSO Common Stock or, if it so elects, that it will use all or any portion of its current holdings of INSO Common Stock to make such delivery. Holders of the SAILS will not be entitled to any rights with respect to INSO Common Stock (including without limitation voting rights and rights to receive any dividends or other distributions in respect thereof) until such time, if any, as the Company shall have delivered shares of INSO Common Stock to holders of the SAILS at Maturity or on the Optional Redemption Date thereof.

DILUTION ADJUSTMENTS

     The Exchange Rate is subject to adjustment if INSO shall (i) pay a stock dividend or make a distribution with respect to INSO Common Stock in shares of such stock, (ii) subdivide or split its outstanding shares of INSO Common Stock into a greater number of shares, (iii) combine its outstanding shares of INSO Common Stock into a smaller number of shares, (iv) issue by reclassification of its shares of INSO Common Stock any shares of capital stock of INSO, (v) issue rights or warrants to all holders of INSO Common Stock entitling them to subscribe for or purchase shares of INSO Common Stock (other than rights to purchase INSO Common Stock pursuant to a plan for the reinvestment of dividends or interest) at a price per share less than the market price of the INSO Common Stock or (vi) pay a dividend or make a distribution to all holders of INSO Common Stock of evidences of its indebtedness or other assets (excluding any dividends or distributions referred to in clauses (i)-(iv) above or any cash dividends other than any Extraordinary Cash Dividends) or issue to all holders of INSO Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (v) above). An "Extraordinary Cash Dividend" means, with respect to any 365-day period, all cash dividends on INSO Common Stock during such period to the extent such dividends exceed on a per share basis 10% of the average of the closing sales prices of INSO Common Stock over such period (less any such dividends for which a prior adjustment to the Exchange Rate was previously made). All adjustments to the Exchange Rate will be calculated to the nearest 1/10,000th of a share of INSO Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share). No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment. (sec. 1303)

     In the event of (A) any consolidation or merger of INSO, or any surviving entity or subsequent surviving entity of INSO (an "INSO Successor"), with or into another entity (other than a merger or consolidation in which INSO is the continuing corporation and in which INSO Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of INSO or another corporation), (B) any sale, transfer, lease or conveyance to another corporation of the property of INSO or any INSO Successor as an entirety or substantially as an entirety, (C) any statutory exchange of securities of INSO or any INSO Successor with another corporation (other than in connection with a merger or acquisition) or (D) any liquidation, dissolution or winding up of INSO or any INSO Successor (any such event, a "Reorganization Event"), the Exchange Rate used to determine the amount payable upon mandatory exchange at Maturity or upon redemption on the Optional Redemption Date for each SAILS will be adjusted to provide that each holder of the SAILS will receive at Maturity or on the Optional Redemption Date cash in an amount equal to (a) if the Transaction Value (as defined below) is greater than or equal to the
Threshold Appreciation Price,      multiplied by the Transaction Value, (b) if
the Transaction Value is less than the Threshold Appreciation Price but greater than the Initial Price, the Initial Price and (c) if the Transaction Value is less than or equal to the Initial Price, the Transaction Value. "Transaction Value" means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of INSO Common Stock, (ii) for any property other than cash or securities received in any such Reorganization Event, an amount equal to the market value at Maturity or on the Optional Redemption Date of such property received per share of INSO Common Stock as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company and (iii) for any securities received in any such Reorganization Event, an amount equal to the average Closing Price per share of such securities on the 20 Trading Days immediately prior to Maturity or on the Optional Redemption Date multiplied by the number of such securities received for each share of INSO Common Stock. Notwithstanding the foregoing, in lieu of delivering cash as provided above, the Company may at its option deliver an equivalent value of securities or other property received in such Reorganization Event, determined in accordance with clause (ii) or (iii) above, as applicable. If the Company elects to deliver securities or other property, holders of the SAILS will be responsible for the payment of any and all brokerage and other transaction costs upon the sale of such securities or other property. The kind and amount of securities into which the SAILS shall be mandatorily exchangeable or redeemed after consummation of such transaction shall be subject to adjustment as described in the immediately preceding paragraph following the date of consummation of such transaction. (sec. 1303)

     The Company is required, within ten Business Days following the occurrence of an event that requires an adjustment to the Exchange Rate (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), to provide written notice to the Trustee of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the Exchange Rate was determined and setting forth the revised Exchange Rate. (sec. 1304)

FRACTIONAL SHARES

     No fractional shares of INSO Common Stock will be issued if the Company exchanges the SAILS for shares of INSO Common Stock. In lieu of any fractional share otherwise issuable in respect of all SAILS of any holder which are mandatorily exchanged at Maturity or redeemed on the Optional Redemption Date, such holder shall be entitled to receive an amount in cash equal to the value of such fractional share at the Current Market Price. (sec. 1302)

BOOK-ENTRY SYSTEM

     The SAILS will be issued in the form of one or more global securities (the "Global Securities") deposited with The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary, except as set forth below.

     The Depositary has advised the Company and the Underwriters as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("participants") deposit with the Depositary. The Depositary also facilitates settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Such participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Upon the issuance of a Global Security, the Depositary or its nominee will credit the respective SAILS represented by such Global Security to the accounts of participants. The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary or its nominee for such Global Securities. Ownership of beneficial interests in such Global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the SAILS for all purposes under the Indenture. Unless and until it is exchanged in whole or in part for the SAILS represented thereby, such Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or to a successor depositary or any nominee of such successor.

     Payment of principal of and any interest on the SAILS registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security. (sec. 203)

     The Company expects that the Depositary, upon receipt of any payment of principal or interest in respect of a Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. None of the Company, the Trustee, any Paying Agent or the Security Registrar for the SAILS will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

CERTAIN COVENANTS OF THE COMPANY

     The Indenture contains a covenant that the Company will not, nor will it permit any Subsidiary to issue, assume or guarantee any debt for money borrowed, including but not limited to any Funded Debt (herein referred to as "Debt"), if such Debt is secured by a mortgage, pledge, security interest or lien (herein referred to as a "mortgage") upon any assets, stock or other indebtedness of the Company now owned or hereafter acquired, without in any such case effectively providing, concurrently with the issuance, assumption or guarantee of such Debt, that the SAILS (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company or such Subsidiary ranking equally with the SAILS then outstanding and existing or thereafter created) will be secured equally and ratably with (or prior to) such Debt. This restriction, however, shall not apply to: (1) mortgages on any property acquired, constructed or improved by the Company or any Subsidiary after the date of the Indenture which are created or assumed contemporaneously with, or within 180 days after, such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, or mortgages on any property existing at the time of acquisition thereof; except that in the case of any such construction or improvement, the mortgage shall not apply to any property theretofore owned by the Company or any Subsidiary, other than any theretofore unimproved real property on which the property so constructed, or the improvement, is located;
(2) mortgages on any property acquired from a corporation which is merged with or into the Company or a Subsidiary or mortgages outstanding at the time any corporation becomes a Subsidiary; (3) mortgages in favor of the Company or any Subsidiary; and (4) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (1) to (3), inclusive; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the property which secured the mortgage so extended, renewed or replaced, plus improvements on such property. Notwithstanding the above, the Company or any Subsidiary may issue, assume or guarantee secured Debt, including any Funded Debt, which would otherwise be subject to the foregoing restrictions, in an aggregate amount which together with all other such Debt and all Attributable Debt in respect of Sale and Lease-Back Transactions of the Company and its Subsidiaries existing at such time does not at the time exceed 10% of the stockholders' equity of the Company and its consolidated Subsidiaries, computed in accordance with generally accepted accounting principles applied on a consistent basis, as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of the Company. Notwithstanding the provisions described above, the Company's Subsidiaries may not issue, assume, guarantee or otherwise incur Funded Debt in excess of $5,000,000 in the aggregate at any time outstanding. (sec. 1007)

     The Company covenants that it will not, nor will it permit any Subsidiary to, enter into any arrangement with any person providing for the leasing to the Company or a Subsidiary of any real property (except for temporary leases for a term of not more than three years), which property has been owned and, in the case of any such facility, has been placed in commercial operation more than 180 days by the Company or such Subsidiary and has been or is to be sold or transferred by the Company or such Subsidiary to such person (herein referred to as "Sale and Lease-Back Transactions"), unless either (a) the Company or such Subsidiary would be entitled to incur Debt secured by a mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transactions without equally and ratably securing the Debt Securities pursuant to the Indenture or (b) the Company applies an amount equal to the fair value (as determined by the Board of Directors) of the property so leased to the retirement, within 180 days of the effective date of any such Sale and Lease-Back Transactions, of Debt Securities or of Funded Debt of the Company which ranks on a parity with the SAILS. (sec. 1008)

     For purposes of the foregoing covenants, the following terms have the following meanings: "Subsidiary" means any corporation of which a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company, or by one or more Subsidiaries, or by the Company and one more Subsidiaries; "Funded Debt" means indebtedness for money borrowed which by its terms matures at, or is extendible or renewable at the option of the obligor, to a date more than twelve months after the date of the creation of such indebtedness; and "Attributable Debt" means, at the time of determination, the present value (discounted at the interest rate, compounded semiannually, equal to the weighted average yield to maturity of the Debt Securities then outstanding) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended) entered into in connection with a Sale and Lease-Back Transaction. (sec. 101)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of the holders of any of the SAILS, may consolidate or merge with or into, sell, lease, transfer or otherwise dispose of its assets substantially as an entirety to any Person which is a corporation, partnership or trust organized under the laws of any domestic jurisdiction, or may permit any such Person to consolidate or merge with or into the Company or sell, lease, transfer or otherwise dispose of its assets substantially as an entirety to the Company, provided that any successor Person assumes the Company's obligations on the SAILS that, under the Indenture, after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (sec. 801)

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Outstanding SAILS, except that no such modification or amendment may, without the consent of the holder of each Outstanding SAILS, (a) change the Stated Maturity of the principal of, or any installment of interest on any SAILS, (b) reduce the principal amount of, or rate of interest on, any SAILS, (c) except as contemplated by the Indenture, change any obligation of the Company to pay additional amounts, (d) change the terms under which the SAILS are mandatorily exchangeable or redeemable for shares of INSO Common Stock or the coin or currency in which any SAILS or any interest thereon is payable, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any SAILS, (f) reduce the percentage in principal amount of Outstanding SAILS, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) reduce the requirements contained in the Indenture for consent to or approval of certain matters, (h) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture or (i) modify any of the above provisions. (sec. 902)

     The holders of a majority in aggregate principal amount of the Outstanding SAILS may, on behalf of the holders of all the SAILS, waive, insofar as the SAILS are concerned, compliance by the Company with certain restrictive provisions of the Indenture. (sec. 1010) The holders of a majority in aggregate principal amount of the Outstanding SAILS may, on behalf of all holders of the SAILS, waive any past default under the Indenture with respect to the SAILS, except a default (a) in the payment of principal of or any interest on any SAILS or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each Outstanding SAILS. (sec. 513)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Events of Default with respect to the SAILS under the Indenture include:
(a) failure to pay any payment of interest on the SAILS when due, continuing for 30 days; (b) failure to pay principal when due; (c) the acceleration of the Company's obligation to pay any indebtedness in an amount greater than $10,000,000; (d) failure to perform any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of series of Debt Securities other than the SAILS), continued for 60 days after written notice as provided in the Indenture; or (e) certain events involving bankruptcy, insolvency or reorganization. (sec.
501)

     If an Event of Default with respect to the SAILS shall have occurred and be continuing, the Trustee or the holders of 25% in aggregate principal amount of the Outstanding SAILS may declare the principal of the SAILS to be due and payable immediately. (sec. 502) In certain cases, the holders of a majority in aggregate principal amount of the Outstanding SAILS may, on behalf of the holders of all the SAILS, waive any past default, except a default in payment of the principal of or a continuing default in the payment of any interest on any of the SAILS. (sec. 513)

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of the SAILS before proceeding to exercise any right or power under the Indenture with respect to the SAILS at the request of such holders. (sec. 601) The Indenture provides that no holder may institute any proceeding, judicial or otherwise, to enforce such Indenture, except where the Trustee has, for 60 days after it is given written notice of default, failed to act and where there has been both a written request to enforce such Indenture by the holders of not less than 25% in aggregate principal amount of the then Outstanding SAILS and an offer of reasonable indemnity to the Trustee. (sec.
507) This provision will not prevent any holder of the SAILS from enforcing payment of the principal thereof and interest thereon at the respective due dates thereof. (sec. 508) The holders of a majority in aggregate principal amount of the SAILS then Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the SAILS. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, and the Trustee may take any other action deemed proper by it which is not inconsistent with such direction. (sec. 512)

     The Indenture requires the Company to furnish to the Trustee annual statements as to the fulfillment by the Company of its obligations under the Indenture and as to any default in such performance. (sec. 1009)

DEFEASANCE AND DISCHARGE

     The Indenture provides that the Company will be discharged from any and all obligations in respect of the SAILS (except for certain obligations as specifically provided in the Indenture) upon deposit with the Trustee, in trust, of money or U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and each installment of interest on the SAILS on the Stated Maturity of such payments in accordance with the terms of the Indenture and the SAILS. Such a trust may only be established if, among other things, (a) the Company has delivered to the Trustee an opinion of counsel to the effect that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the SAILS will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and (b) the SAILS, if then listed on any domestic or foreign securities exchange, will not be delisted as result of such deposit, defeasance and discharge. (sec. 403) In the event of any such defeasance and discharge of the SAILS, holders of the SAILS would be able to look only to such trust fund for payment of principal of and any interest on their SAILS until Maturity or the Optional Redemption Date.

     The Indenture provides that the Company may omit to comply with the restrictive covenants described under "Description of the SAILS -- Certain Covenants of the Company" above and any such omission shall not be an Event of Default with respect to the SAILS, upon the deposit with the Trustee, in trust, of money or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and each installment of interest on the SAILS on the Stated Maturity of such payments in accordance with the terms of the Indenture and the SAILS. The obligations of the Company under the Indenture and the SAILS other than with respect to such covenant shall remain in full force and effect. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that (a) the holders of the SAILS will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amounts and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred and (b) the SAILS, if then listed on any domestic or foreign securities exchange, will not be delisted as a result of such deposit and defeasance. (sec. 1011) In the event the Company exercises its option to omit compliance with the covenants in the Indenture with respect to the SAILS as described above and the SAILS are declared due and payable because of the occurrence of any Event of Default, then the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the SAILS at the time of their Stated Maturity, but may not be sufficient to pay amounts due on the SAILS at the time of the acceleration resulting from such Event of Default. The Company shall in any event remain liable for such payments as provided in the Indenture.

CONCERNING THE TRUSTEE

     The Trustee performs other services for the Company in the ordinary course of business. The Trustee is trustee under the Company's $100,000,000 aggregate principal amount of 7 1/8% Notes Due 2004 issued pursuant to the Indenture and acts as registrar and transfer agent for the Company's common shares.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The Company believes that the following summary discusses all material U.S. federal income tax consequences that may be relevant to a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States, or an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source (any of the foregoing, a "U.S. Person") who is the beneficial owner of a SAILS (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the SAILS. This summary is based on current U.S. federal income tax law and is for general information only. The Company has received an opinion of Goodwin, Procter & Hoar, counsel to the Company, that the following discussion of U.S. federal income tax consequences is an accurate summary of the material U.S. federal income tax consequences relevant to an investment in the SAILS by U.S. Holders, but due to uncertainties concerning the tax treatment of the SAILS as discussed below, such counsel is unable to opine on specific U.S. federal income tax consequences of any investment in, or disposition of, the SAILS.

     This summary deals only with holders who are initial holders of the SAILS and who will hold the SAILS as capital assets. It does not address tax considerations applicable to investors that may be subject to special U.S. federal income tax treatment, such as dealers in securities or persons holding the SAILS as a position in a "straddle" for U.S. federal income tax purposes or as part of a "synthetic security" or other integrated investment, and does not address the consequences under state, local or foreign law.

     The discussion contained herein is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions and Internal Revenue Service rulings, all of which are subject to change, which changes may be retroactively applied.

     No statutory, judicial or administrative authority directly addresses the characterization of the SAILS or instruments similar to the SAILS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SAILS are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the SAILS, and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, PROSPECTIVE INVESTORS (INCLUDING TAX-EXEMPT INVESTORS) IN THE SAILS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SAILS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS.

UNITED STATES HOLDERS


     Pursuant to the terms of the Indenture, the Company and all holders of the SAILS will be obligated to treat the SAILS as a unit (the "Unit") consisting of
(i) an exchange note ("Exchange Note"), which is a debt obligation with a fixed principal amount unconditionally payable at Maturity or on the Optional Redemption Date equal to the principal amount of the SAILS, bearing interest at the stated interest rate on the SAILS, and (ii) a forward purchase contract (the "Purchase Contract") pursuant to which the holder agrees to use the principal payment due on the Exchange Note to purchase at Maturity or on the Optional Redemption Date INSO Common Stock that the holder is entitled to receive at that time (subject to the Company's right to deliver cash in lieu of INSO Common Stock). The Indenture will require that a holder include currently in income payments denominated as interest that are made with respect to the SAILS, in accordance with such holder's method of accounting.


     Pursuant to the agreement to treat the SAILS as a Unit, a holder will be required to allocate the purchase price of the SAILS between the two components of the Unit (the Exchange Note and the Purchase Contract) on the basis of their relative fair market values as of the issue date. The purchase price so allocated will generally constitute the tax basis for each component. Pursuant to the terms of the Indenture, the Company and the holders will agree to allocate the entire purchase price of the SAILS to the Exchange Note.

     Upon the sale or other disposition of a SAILS, a U.S. Holder generally will be required to allocate the amount realized between the two components of the SAILS on the basis of their relative fair market values at the time of the sale or other disposition. A U.S. Holder will recognize gain or loss with respect to each component equal to the difference between the amount realized on the sale or other disposition for each such component and the U.S. Holder's tax basis in such component. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the SAILS for more than one year at the time of disposition, and will be short-term capital gain or loss if the U.S. Holder has held the SAILS for one year or less at the time of disposition.

     At Maturity or on the Optional Redemption Date, pursuant to the agreement to treat the SAILS as a Unit, on the repayment of the Exchange Note, a U.S. Holder will recognize long-term capital gain or loss equal to any difference between such U.S. Holder's tax basis in the Exchange Note and the principal amount of such Exchange Note. If, pursuant to the Indenture, the Company delivers INSO Common Stock, a U.S. Holder (i) will realize no additional gain or loss on the exchange of the principal payment due on the Exchange Note for INSO Common Stock, (ii) will have a tax basis in such stock equal to the amount of the principal payment and (iii) will realize capital gain or loss upon the sale or disposition of such stock. If, pursuant to the Indenture, a U.S. Holder receives cash in lieu of INSO Common Stock, the U.S. Holder will have gain or loss equal to the difference between the principal amount of the Exchange Note and the amount of cash received from the Company.

     Due to the absence of authority as to the proper characterization of the SAILS, no assurance can be given that the IRS will accept or that a court will uphold the characterization described above. Under alternative characterizations of the SAILS, it is possible, for example, that (i) gain may be treated as ordinary income, instead of capital gain, (ii) a U.S. Holder may be taxable upon the receipt of INSO Common Stock with a value in excess of the principal amount of the Exchange Note, rather than upon the sale of such stock, (iii) all or part of the interest income on the Exchange Note may be treated as nontaxable, increasing the gain (or decreasing the loss) at Maturity (or the Optional Redemption Date) or disposition of the SAILS (or disposition of INSO Common Stock) or (iv) an Exchange Note could be considered as issued at a premium that, if amortized, would reduce the amount of interest income currently includible in income by a holder and would increase the taxable gain (or decrease the loss) realized at Maturity (or on the Optional Redemption Date) or disposition of the SAILS (or disposition of INSO Common Stock).

     In addition, section 1258 of the Code may require certain holders of the SAILS who have entered into "conversion transactions" (e.g., hedging transactions or offsetting positions with respect to the SAILS) to recognize ordinary income rather than capital gain upon the disposition of the SAILS. Holders should consult their tax advisors regarding the applicability of this provision to an investment in the SAILS.

     The IRS has recently proposed regulations (the "Proposed Regulations") pertaining to the U.S. federal income tax treatment of debt instruments with contingent payments. The Proposed Regulations were published on December 16, 1994, but, as currently drafted, would be effective for debt instruments issued on or after the date that is sixty days after final regulations are published in the Federal Register. It is impossible to predict when final Treasury regulations will be published and whether, or in what manner, the Proposed Regulations may be modified prior to publication in final form.

     Under the Proposed Regulations, the amount of interest included in a holder's income for any year would generally be determined by projecting the amounts of contingent payments and the yield on the instrument. Interest income would be measured with reference to the projected yield, which might be less than or greater than the stated interest rate under the instrument. In the event that the actual amount of a contingent payment differed from the projected amount of that payment, the difference would generally increase or reduce taxable interest income, or create a loss. Because of their prospective effective date, the Proposed Regulations, if finalized in their current form, would not apply to the SAILS.

NON-UNITED STATES PERSONS

     In the case of a holder of the SAILS that is not a U.S. Person, payments made with respect to the SAILS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the SAILS by a holder that is not a U.S. Person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A holder of the SAILS may be subject to information reporting and to backup withholding at a rate of 31 percent of certain amounts paid to the holder, unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

                                  UNDERWRITING


     Under the terms and subject to the conditions contained in an underwriting
agreement dated July   , 1995 by and among CS First Boston Corporation and
Adams, Harkness & Hill, Inc. (the "Underwriters"), the Company and INSO (the "Underwriting Agreement"), the Underwriters have agreed to purchase from the Company the aggregate number of SAILS set forth opposite their names:


                                                                          NUMBER OF
                 UNDERWRITER                                                SAILS
                 -----------                                           ---------------
        CS First Boston Corporation..................................
        Adams, Harkness & Hill, Inc..................................
                                                                       ---------------
             Total...................................................     1,750,000
                                                                       =============

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the SAILS offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 250,000 additional SAILS, at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the SAILS. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional SAILS as it was obligated to purchase pursuant to the Underwriting Agreement.

     The Company has been advised by the Underwriters that they propose to offer the SAILS to the public initially at the offering price set forth on the cover of this Prospectus and to certain dealers at such price less a selling
concession of $          per SAILS, and the Underwriters and such dealers may
allow a discount of $          per SAILS on sales to certain other dealers.
After the initial public offering, the public offering price and concession and discount may be changed by the Underwriters.

     The Company and INSO have agreed not to offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, and INSO has additionally agreed not to file a registration statement under the Securities Act relating to, any additional shares of INSO Common Stock other than in connection with the INSO Offering or any securities convertible into or exercisable or exchangeable for INSO Common Stock without the prior written consent of the Underwriters for a period of 90 days after the date of this Prospectus; provided, however, that such restriction shall not affect the ability of the Company or INSO or their respective subsidiaries to take any such actions (i) in connection with any employee benefit, stock option or other compensation plans of INSO and (ii) in connection with the offering of the SAILS made hereby or any exchange at Maturity or redemption on the Optional Redemption Date pursuant to the terms of the SAILS.

     The SAILS are a new issue of securities with no established trading market. The Underwriters have advised the Company that one or more of them intends to act as a market maker for the SAILS. However, the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the SAILS.

     The Company and INSO have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

     In connection with this offering, the Underwriters and selling group members (if any) and their respective affiliates may engage in passive market making transactions in INSO Common Stock on The Nasdaq Stock Market-National Market in accordance with Rule 10b-6A under the Exchange Act during a period before commencement of offers or sales of the SAILS offered hereby. The passive market making transactions must comply with applicable volume and price limits and be identified as such.

     CS First Boston Corporation and its affiliates engage in transactions with, and perform services for, the Company in the ordinary course of business, including various investment banking services. Adams, Harkness & Hill, Inc. provided financial advisory services to INSO in connection with its acquisition of Systems Compatibility Corporation on April 1, 1995. CS First Boston Corporation and Adams, Harkness & Hill, Inc. are acting as underwriters in connection with the INSO Offering.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the SAILS in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of the SAILS are effected. Accordingly, any resale of the SAILS in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the SAILS.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of the SAILS in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such SAILS without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within

Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of the SAILS to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any SAILS acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #88/5, a copy of which may be obtained from the Company. Only one such report must be filed in respect of the SAILS acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

     The validity of the SAILS will be passed upon for the Company by Goodwin, Procter & Hoar, Boston, Massachusetts. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, Boston, Massachusetts. Skadden, Arps, Slate, Meagher & Flom performs legal services from time to time for the Company. A member of Skadden, Arps, Slate, Meagher & Flom beneficially owns 1,000 shares of INSO Common Stock.

                                    EXPERTS

     The consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                        INDEX OF PRINCIPAL DEFINED TERMS

     "Attributable Debt" is defined in "Description of the SAILS -- Certain Covenants of the Company"

     "Code" is defined in "Certain United States Federal Income Tax Considerations -- General"

     "Company" is defined on the Outside Front Cover Page of the Prospectus

     "Current Market Price" is defined on the Outside Front Cover Page of the Prospectus

     "Debt Securities" is defined in "Description of the SAILS"

     "Depositary" is defined in "Description of the SAILS -- Book-Entry System"


     "Exchange Note" is defined in "Certain United States Federal Income Tax
      Considerations -- United States Holders"


     "Exchange Rate" is defined on the Outside Front Cover Page of the Prospectus

     "Extraordinary Cash Dividend" is defined in "Description of the SAILS -- Dilution Adjustments"


     "Formation Agreement" is defined in "Relationship Between the Company and INSO"


     "Funded Debt" is defined in "Description of the SAILS -- Certain Covenants of the Company"

     "Global Securities" is defined in "Description of the SAILS -- Book-Entry System"

     "Indenture" is defined in "Description of the SAILS"

     "Initial Price" is defined on the Outside Front Cover Page of the Prospectus

     "INSO" is defined on the Outside Front Cover Page of the Prospectus

     "INSO Common Stock" is defined on the Outside Front Cover Page of the Prospectus


     "INSO Offering" is defined in "Relationship Between the Company and INSO"



     "INSO Reports" is defined in "Available Information"


     "INSO Successor" is defined in "Description of the SAILS -- Dilution Adjustments"

     "Interest Payment Date" is defined in "Description of the SAILS -- General"

     "Maturity" is defined on the Outside Front Cover Page of the Prospectus

     "Notice Date" is defined in "Description of the SAILS -- Current Market Price"

     "Optional Redemption Date" is defined on the Outside Front Cover Page of the Prospectus


     "Purchase Contract" is defined in "Certain United States Federal Income Tax
      Considerations -- United States Holders"


     "Reorganization Event" is defined in "Description of the SAILS -- Dilution Adjustments"

     "SAILS" is defined on the Outside Front Cover Page of the Prospectus


     "Sale and Lease-Back Transactions" is defined in "Description of the SAILS
      -- Certain Covenants of the Company"


     "Subsidiary" is defined in "Description of the SAILS -- Certain Covenants of the Company"


     "Software Division" is defined in "Prospectus Summary -- INSO Corporation"


     "Threshold Appreciation Price" is defined in "Description of the SAILS -- Mandatory Exchange"

     "Trading Day" is defined in "Description of the SAILS -- Current Market Price"

     "Transaction Value" is defined in "Description of the SAILS -- Dilution Adjustments"

     "Trustee" is defined in "Description of the SAILS"

     "Underwriters" is defined in "Underwriting"

     "Underwriting Agreement" is defined in "Underwriting"


     "Unit" is defined in "Certain United States Federal Income Tax
      Considerations -- United States Holders"


     "U.S. Holder" is defined in "Certain United States Federal Income Tax Considerations -- General"

     "U.S. Person" is defined in "Certain United States Federal Income Tax Considerations -- General"

- ---------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS


                                          PAGE
                                          ----
Available Information....................   2
Documents Incorporated by Reference......   2
Prospectus Summary.......................   3
Risk Factors.............................   5
The Company..............................   8
Ratio of Earnings to Fixed Charges.......   8
INSO Corporation.........................   9
Relationship Between the Company and
  INSO...................................   9
Price Range of INSO Common Stock and
  Dividend Policy........................  10
Use of Proceeds..........................  11
Capitalization...........................  11
Recent Developments Concerning the
  Company................................  11
Selected Financial Information...........  12
Description of the SAILS.................  13
Certain United States Federal Income Tax
  Considerations.........................  23
Underwriting.............................  25
Notice to Canadian Residents.............  26
Legal Matters............................  27
Experts..................................  27
Index of Principal Defined Terms.........  28
Prospectus Relating to Common Stock of
  INSO Corporation ................ Appendix A


- ---------------------------------------------------------

- ---------------------------------------------------------
                       [HOUGHTON MIFFLIN COMPANY LOGO]

                             1,750,000 SAILS(SM)

                           Stock Appreciation Income
                         Linked Securities (SAILS)(SM)

                              % Exchangeable Notes
                                    Due 1999
                                   PROSPECTUS
                                CS First Boston

                          Adams, Harkness & Hill, Inc.
- ---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the distribution of the securities being registered (other than underwriting discounts and commissions) are estimated as follows:

    Securities and Exchange Commission Registration Fee.......................  $ 40,000
    NASD Filing Fee...........................................................    12,100
    Printing and Engraving Fees...............................................    75,000
    Legal Fees and Expenses...................................................   135,000
    Accounting Fees and Expenses..............................................    50,000
    Rating Agencies Fees......................................................    62,500
    State Securities Laws Fees and Expenses...................................    10,000
    Trustee and Registrar Fees and Expenses...................................    10,000
    Miscellaneous.............................................................     5,400
                                                                                --------
              Total...........................................................  $400,000
                                                                                ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Underwriting Agreement (a form of which appears as Exhibit 1 hereto) provides for indemnification of the directors and officers of the Company in certain circumstances.

     As permitted by Massachusetts law, the Restated Articles of Organization of the Company (the "Articles of Organization") contain indemnification provisions to the effect that, subject to certain standards, directors and officers may be indemnified by the Company for all liabilities incurred by them in connection with any proceeding in which they are involved as a result of serving or having served as a director or officer of the Company or, at the request of the Company, as a director or officer of any other organization or in any capacity with respect to any employee benefit plan.

     As permitted by Massachusetts law, the Articles of Organization provide that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages arising out of the director's breach of his or her fiduciary duty, except to the extent that the Massachusetts Business Corporation Law ("MBCL") does not permit exemption from such liability. Currently, the MBCL provides that a director remains potentially liable for monetary damages for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) any acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) an improper payment of a dividend, improper repurchase of the Company's stock, or certain loans to directors and officers of the Company in violation of Sections 61 or 62 of MBCL; or (iv) any transaction from which a director derives an improper benefit.

     As also permitted by Massachusetts law, the Company has purchased directors' and officers' liability insurance, which insures against certain liabilities incurred in connection with the performance of their duties.

ITEM 16.  EXHIBITS

EXHIBIT NO.                                        DESCRIPTION
- -----------                                        -----------
     1           Form of Underwriting Agreement
     4.1         Indenture dated as of March 15, 1994 between Houghton Mifflin Company and The
                 First National Bank of Boston, as Trustee (incorporated by reference to Exhibit
                 4.1 to the Company's Registration Statement on Form S-3 (No. 33-51700))


     4.2         Form of First Supplemental Indenture dated as of July   , 1995 between the
                 Company and The First National Bank of Boston, as Trustee
     4.3         Form of the SAILS (included in Exhibit 4.2)

EXHIBIT NO.                                        DESCRIPTION
- -----------                                        -----------
     5           Opinion of Goodwin, Procter & Hoar regarding legality of securities being registered
     8           Opinion of Goodwin, Procter & Hoar with respect to federal tax matters
    10.1         Formation Agreement, dated January 10, 1994, by and between the Company and
                 INSO
    10.2         Amendment dated July 24, 1995 to Formation Agreement, dated January 10, 1994, by and between the Company and INSO*
    12           Computation of Ratio of Earnings to Fixed Charges
    23.1         Written consent of Ernst & Young LLP*
    23.2         Written consent of Goodwin, Procter & Hoar (contained in the opinions filed as
                 Exhibits 5 and 8)
    24           Power of Attorney (included on the signature page of the Registration
                 Statement)
    25           Form T-1 Statement of Eligibility and Qualification under the Trust Indenture
                 Act of 1939 of The First National Bank of Boston (incorporated by reference to
                 Exhibit 26 to the Company's Registration Statement on Form S-3 (No. 33-51700))


- ---------------
* Filed herewith


ITEM 17.  UNDERTAKINGS


     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts on July 25, 1995.


                                          HOUGHTON MIFFLIN COMPANY


                                          By: /s/  NADER F. DAREHSHORI
                                             ----------------------------------
                                             Nader F. Darehshori
                                             Chairman of the Board, President
                                               and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                  TITLE                     DATE
                  ---------                                  -----                     ----

/s/  NADER F. DAREHSHORI                       Chairman of the Board, President,   July 25, 1995
- ---------------------------------------------  Chief Executive Officer and
Nader F. Darehshori                            Director (principal executive
                                               officer)

               *                               Vice President, Corporate           July 25, 1995
- ---------------------------------------------  Controller and Treasurer
Michael J. Lindgren                            (principal financial and
                                               accounting officer)
               *                               Director                            July 25, 1995
- ---------------------------------------------
Joseph A. Baute

               *                               Director                            July 25, 1995
- ---------------------------------------------
Gail Deegan

               *                               Director                            July 25, 1995
- ---------------------------------------------
James O. Freedman

               *                               Director                            July 25, 1995
- ---------------------------------------------
Mary H. Lindsay

               *                               Director                            July 25, 1995
- ---------------------------------------------
Charles R. Longsworth

               *                               Director                            July 25, 1995
- ---------------------------------------------
John F. Magee

                  SIGNATURE                                  TITLE                     DATE
                  ---------                                  -----                     ----

               *                               Director                            July 25, 1995
- ---------------------------------------------
Claudine B. Malone

               *                               Director                            July 25, 1995
- ---------------------------------------------
Alfred L. McDougal

               *                               Director                            July 25, 1995
- ---------------------------------------------
George Putnam

               *                               Director                            July 25, 1995
- ---------------------------------------------
Ralph Z. Sorenson

               *                               Director                            July 25, 1995
- ---------------------------------------------
DeRoy C. Thomas

*By: /s/  GARY L. SMITH                                                            July 25, 1995
     ----------------------------------------
     Gary L. Smith
     Attorney-in-fact

EXHIBIT NO.                                DESCRIPTION                                  PAGE
- -----------    -------------------------------------------------------------------   -----------

     1         Form of Underwriting Agreement
     4.1       Indenture dated as of March 15, 1994 between Houghton Mifflin
               Company and The First National Bank of Boston, as Trustee
               (incorporated by reference to Exhibit 4.1 to the Company's
               Registration Statement on Form S-3 (No. 33-51700))
     4.2       Form of First Supplemental Indenture dated as of July   , 1995
               between the Company and The First National Bank of Boston, as
               Trustee
     4.3       Form of the SAILS (included in Exhibit 4.2)
     5         Opinion of Goodwin, Procter & Hoar regarding legality of securities being registered
     8         Opinion of Goodwin, Procter & Hoar with respect to federal tax matters
    10.1       Formation Agreement, dated January 10, 1994, by and between the
               Company and INSO
    10.2       Amendment dated July 24, 1995 to Formation Agreement, dated January
               10, 1994, by and between the Company and INSO*
    12         Computation of Ratio of Earnings to Fixed Charges
    23.1       Written consent of Ernst & Young LLP*
    23.2       Written consent of Goodwin, Procter & Hoar (contained in the opinions filed as Exhibits 5 and 8)
    24         Power of Attorney (included on the signature page of the
               Registration Statement)
    25         Form T-1 Statement of Eligibility and Qualification under the Trust
               Indenture Act of 1939 of The First National Bank of Boston
               (incorporated by reference to Exhibit 26 to the Company's
               Registration Statement on Form S-3 (No. 33-51700))


- ---------------

* Filed herewith